Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 28th day of February, 2024 (the “Effective Date”), by and between Fidelity Bank, a Louisiana state savings bank (“Fidelity” or the “Bank”), and Christopher S. Ferris (“Ferris”). Any reference to the “Company” shall mean FB Bancorp, Inc., the newly-formed stock holding company of the Bank, or any successor thereto.

WITNESSETH:

WHEREAS, Fidelity has employed Ferris as its President and Chief Executive Officer since January 1, 2018 and desires that Ferris continue in that role, and Ferris desires to continue such employment with Fidelity;

WHEREAS, Fidelity and Ferris previously entered into an employment agreement, dated as of May 1, 2023 (hereinafter the “Prior Agreement”); and

WHEREAS, Fidelity and Ferris desire to enter into this Agreement which will replace and supersede the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is hereby agreed by and between Fidelity and Ferris as follows:

1. TERM OF EMPLOYMENT.

(a) Term and Renewal. The initial term of this Agreement will begin as of the Effective Date and continue for a period of three (3) years (the “Term”). Commencing on the first anniversary of the Effective Date and continuing on each subsequent anniversary of the Effective Date (each anniversary referred to as a “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three (3) years from the applicable Renewal Date, unless either the Bank or Ferris, by written notice to the other given at least thirty (30) days prior to the Renewal Date, notifies the other of its intent not to extend the Term. In the event either party provides notice not to extend the Term, the Term will become fixed and terminate on the third anniversary of the notice of non-renewal. For avoidance of doubt, any extension to the Term will become the new “Term” for purposes of this Agreement.

(b) Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 14 hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than three (3) years beyond the effective date of the Change in Control, subject to extensions as set forth above.

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement will mandate or prohibit a continuation of Ferris’ employment following the expiration of the term of this Agreement.

2. DUTIES AND RESPONSIBILITIES.

(a) During the Term, Ferris shall serve as the President and Chief Executive Officer of Fidelity and the Company, performing the duties and responsibilities of this position in accordance with bylaws of Fidelity and the Company, its rules and procedures, and applicable laws and regulations, and subject to the direction and authority of the Boards of Directors of Fidelity and the Company (the “Board”). Ferris shall, in coordination with the Board Chair, have overall supervisory responsibility for the day-to-day operations of Fidelity, including financial management and planning, the supervision, direction and control of all personnel, the management and marketing of Fidelity’s services, the maintenance of Fidelity’s customer relationships, and any other functions and duties consistent with his position as President and Chief Executive Officer as may reasonably be directed by the Board during the Term. The duties and services to be performed by Ferris hereunder shall be primarily rendered at Fidelity’s principal offices, except for reasonable travel on Fidelity’s business incident to the performance of Ferris’ duties.

(b) Ferris shall report and be responsible to the Board. Ferris shall be a voting member of the Board and all committees to which he may be appointed by the Board, and shall be entitled to attend meetings of the Board and those designated committees thereof in such capacity, with the exception of any meeting involving an evaluation of Ferris’ performance or the renewal or modification of this Agreement, or any claims or complaints against or about Ferris made by an employee, customer, Board member or regulator.

(c) During the Term, Ferris shall devote substantially all of his business time, skills, and attention to the performance of his duties hereunder and use his best efforts in such endeavors; provided, however, that with the prior approval of the Board Chair, which may be granted or denied in her sole discretion, and provided that such activities do not materially conflict with or interfere with the performance of his duties and responsibilities to Fidelity, nothing in this Agreement shall preclude Ferris from (i) service as a director of any other entity in accordance with Fidelity policy, (ii) service to any civic, religious, charitable or similar type organization, and (iii) public speaking engagements.

(d) Except as otherwise agreed to by Ferris and Fidelity’s Board Chair or as specifically permitted under Section 2(c) hereof, Ferris shall not work for, or with, or accept, or otherwise receive any compensation or other consideration from any other organization, firm, bank, society, person, corporation, or otherwise for services performed or to be performed by Ferris during the Term.

(e) In the event of Ferris’ termination of employment under this Agreement for any reason, unless otherwise agreed to by the mutual consent of Ferris and the Board, such termination will also constitute Ferris’ resignation as a director of the Fidelity or the Company, or as a director or trustee of any subsidiary or affiliate thereof, to the extent Ferris is acting as a director or trustee of any of the aforementioned entities.

3. BASE SALARY. Ferris shall be paid as compensation an annual salary of $436,800 (the “Base Salary”), payable in accordance with Fidelity’s current payroll practices. This Base Salary may be increased, but not decreased, at any time during the Term, in accordance with action, and in the sole discretion, of the Board.

4. OTHER COMPENSATION AND BENEFITS. During the Term, Ferris shall be entitled to the following other compensation and benefits:

(a) Discretionary Performance-Based Bonus. Ferris shall be eligible to receive an annual cash bonus, payable following the annual performance evaluation for the year upon which the bonus is based. Any bonus shall be based on Ferris’ performance on annual quantitative and qualitative targets as established by the Board in collaboration with Ferris, with such targets reflecting the challenges of leadership of Fidelity for that year. Any such bonus shall be determined at the sole discretion of the Board.

(b) Insurance and Benefits. Except as otherwise provided herein, during the Term, Ferris and his eligible dependent(s) shall be entitled to participate in or be covered under Fidelity’s 401(k) plan; business allowance; medical, hospital, dental and vision insurance; life insurance and disability insurance plans provided to other full-time executive officers of Fidelity in accordance with the terms of each plan.

(c) Additional Life and Disability Insurance Benefits for Ferris. Fidelity will purchase a 20-year term life insurance policy for Ferris in the amount of one million dollars that would be portable should Ferris leave the employ of Fidelity. In addition, for the term of this contract Fidelity will purchase supplemental disability insurance coverage for Ferris that will provide an additional ten thousand dollars per month of benefits to him should the carrier approve him for disability insurance coverage in accordance with the terms of the plan. The Parties agree that should Fidelity not be able to obtain the additional disability benefit coverage for Ferris described in this subpart (c) for an annual cost of eight thousand dollars ($8,000.00) or less, this additional coverage will not be provided.

(d) Deferred Compensation. Ferris shall be eligible to participate in the Fidelity Bank Deferred Compensation Plan.

(e) Travel and Entertainment Expenses. Fidelity encourages Ferris, as part of his duties, to travel to meetings of industry professionals and other similar events that will further Fidelity’s business objectives and raise Fidelity’s profile locally and nationally. At the same time, Fidelity expects and requires Ferris to use excellent judgment regarding his travel and entertainment activities and to exercise financial prudence. During the Term, Fidelity will reimburse Ferris for all reasonable and necessary travel, lodging and entertainment expenses that have a bona fide business purpose and that directly benefit Fidelity. Ferris must provide adequate documentation of all expenses to Fidelity prior to reimbursement.

(f) Professional Dues and Expenses. Fidelity shall pay or reimburse Ferris for professional dues and memberships in appropriate professional or other local, regional or national organizations and associations, as approved in advance by the Board Chair.

(g) Vacation and Leave. Ferris shall be entitled to thirty (30) days of paid time off (“PTO”) per year, which is to be taken at mutually agreed upon times as requested by Ferris in consultation with the Board Chair. Unused PTO days may be carried forward to subsequent years, per then-current Fidelity policy. Ferris shall also be entitled to take all paid holidays accorded to Fidelity staff.

(h) Payroll Taxes and Withholding. Fidelity will reduce its compensatory payments to Ferris hereunder for payroll tax withholding requirements, to the extent required by law. Ferris shall be responsible for all other state, federal and local taxes due on any amounts paid or benefits provided under this Agreement.

5. PERFORMANCE EVALUATION. No later than the end of the first quarter of each year of this Agreement, Fidelity shall evaluate and assess the performance of Ferris for the prior calendar year. Such evaluation shall relate to the duties and responsibilities of Ferris under this Agreement, to Ferris’ progress toward established goals agreed to by Ferris and the Board, and to the working relationship between Ferris, the Board and the staff. The evaluation shall be performed by the Compensation Committee or other appropriate committee, as determined by the Board. In the event that the performance of Ferris is deemed unsatisfactory in any respect, the Committee shall describe in writing, in reasonable detail, specific instances of unsatisfactory performance. The evaluation shall include recommendations as to areas for improvement in all instances where Fidelity deems performance to be unsatisfactory. A copy of the written evaluation shall be given to Ferris. If Ferris disagrees with such evaluation, he may respond in writing. All such writings shall be made a part of Ferris’ confidential personnel file.

6. TERMINATION OF AGREEMENT. The Term shall automatically terminate upon the occurrence of any of the following events:

(a) the death of Ferris (see Section 7 hereof);

(b) the termination of Ferris’ employment by Fidelity due to Ferris’ disability (see Section 8 hereof);

(c) the termination of Ferris’ employment by Fidelity for Cause (see Section 9 hereof);

(d) the termination of Ferris’ employment by Fidelity without Cause (see Section 11 hereof);

(e) the termination of his employment by Ferris for Good Reason (see Section 10 hereof);

(f) the termination of his employment by Ferris other than for Good Reason upon ninety (90) days’ prior written notice; or

(g) mutual agreement of the parties hereto.

For clarity, Fidelity’s decision not to renew this Employment Agreement shall not constitute a “Termination Without Cause” or a “Good Reason Event” under the provisions of this Agreement.

7. DEATH PRIOR TO TERMINATION OF EMPLOYMENT. The death of Ferris shall serve to automatically terminate the Term, in which event Fidelity shall have no liability or further obligation to Ferris or his estate under this Agreement, except for:

(a) any Base Salary earned but unpaid;

(b) any unpaid expense reimbursements (subject to, and in accordance with, the expense reimbursement policies of Fidelity or its affiliates);

(c) any accrued but unused paid time off (subject to and in accordance with overall policies of Fidelity or its affiliates);

(d) any earned but unpaid short-term and long-term incentive compensation for the immediately preceding year and any other amounts or benefits owing to Ferris or his dependent(s) or spouse under the then applicable employee benefit plans of Fidelity (paid in accordance with such plans), including, but not limited to, life insurance policies and any available deferred compensation (including the pro rata portion of earned and previously awarded deferred compensation awards).

Such amounts referred to in this Section 7 are hereinafter referred to as the “Accrued Obligations.”

8. DISABILITY. If Ferris becomes physically or mentally incapable of performing his regular duties and responsibilities as provided in Section 2 of this Agreement, with or without accommodation, and such incapacity is likely to last for a period of at least one hundred eighty (180) days from the onset of such incapacity, or causes his absence for one hundred eighty (180) days in any twelve (12) month period, then Fidelity may, at its election at any time while Ferris remains incapable of performing his material duties hereunder, terminate Ferris’ employment effective immediately by giving Ferris notice of such termination.

The determination that a Disability exists shall be made in consultation with a physician, selected by Ferris and consented to by the Board Chair. Notwithstanding the foregoing, Disability shall include a determination of disability made by the Social Security Administration.

Fidelity shall continue Ferris as an employee on payroll (but not as an officer) at his same Base Salary from the onset of such incapacity until Ferris becomes eligible for benefits under the disability benefit plans described in Section 4(b) and (c) hereof. Fidelity shall have no other obligation to Ferris or his dependents other than the Accrued Obligations, and any other benefits offered by Fidelity under its disability benefit policy available at the time to employees who become disabled while employed by Fidelity, as set forth in Section 4.

9. TERMINATION BY FIDELITY FOR CAUSE. Fidelity may terminate this Agreement upon a determination by the Board that cause to do so has occurred. For purposes of this Employment Agreement, Cause shall mean any of the following:

(a) the refusal or substantial failure of Ferris to follow a good faith, lawful and reasonable written directive of the Board of Fidelity after having been put on specific written notice of same, and failing to take meaningful steps to cure same within thirty (30) days after such written demand is given;

(b) Ferris’ material dishonesty, material misappropriation, material breach of fiduciary duty or fraud with regard to Fidelity or any of its assets;

(c) Ferris’ conviction of, or the pleading of nolo contendere with regard to, a felony (other than a traffic violation) or of any other crime involving, as determined in the sole discretion of the Board, moral turpitude;

(d) inappropriate behavior by Ferris which the Board reasonably determines has directly or indirectly caused significant damage to Fidelity’s reputation and standing in the business community;

(e) Ferris’ willful misconduct, intentional nonfeasance or gross negligence with regard to his duties to Fidelity or any of its assets or employees, subject to the notice and cure provision of subsection 9(a), above;

(f) chronic substance abuse by Ferris; or

(g) any other material breach by Ferris of a provision of this Agreement that remains uncured thirty (30) days after written notice thereof is given to Ferris.

10. TERMINATION BY FERRIS FOR GOOD REASON. Termination for Good Reason shall mean a termination in accordance with this Section 10 by Ferris. For purposes of this Agreement, “Good Reason Event” shall mean the occurrence, or failure to cure the occurrence, of any of the following events without Ferris’s express written consent:

(a) any material demotion of Ferris or any material reduction in Ferris’ duties, authority or responsibility during the Term, or the imposition upon Ferris of unreasonable rules, regulations, working conditions or material changes to the working conditions or responsibilities from his initial working conditions and responsibilities other than due to circumstances outside of the control of Ferris and Fidelity; except, in each case, in connection with the termination of Ferris’s employment for Cause, or Disability, or as a result of Ferris’s death, or temporarily as a result of Ferris’ illness or other absence;

(b) a reduction in Ferris’ rate of Base Salary and/or aggregate incentive compensation opportunities under Fidelity’s annual and long-term incentive plans or programs, as applicable during the Term, except for a reduction of no more than ten percent (10%) that generally applies across-the-board to all senior staff; or

(c) a material breach by Fidelity of any material provision of this Agreement which remains uncured for ten (10) days after Fidelity’s receipt of written notice thereof by Ferris.

Notwithstanding the forgoing, Ferris will only have Good Reason if he provides notice to Fidelity of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after Fidelity’s receipt of such notice. If Ferris initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. Ferris’ failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of his right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

11. OBLIGATION OF FIDELITY UPON TERMINATION OF EMPLOYMENT BY FERRIS FOR GOOD REASON, OR BY FIDELITY WITHOUT CAUSE. In the event that Ferris terminates his employment for Good Reason pursuant to Section 10 hereof, or Fidelity terminates Ferris’s employment Without Cause, during the Term specified in Section 1 hereof including renewal periods, then Fidelity shall have only the following obligations to Ferris:

(a) Accrued Obligations. Fidelity shall pay to Ferris, within twenty (20) days after the date of termination, any Accrued Obligations (provided that any benefits subject to a particular plan or policy shall be paid in accordance with the terms of the applicable plan or policy); and

(b) Severance. In the event that Ferris terminates his employment for Good Reason pursuant to Section 10 hereof, or Fidelity terminates Ferris’ employment Without Cause during the Term, Fidelity shall pay Ferris’s Base Salary for the remaining portion Term specified in Section 1 of this Agreement. This payment shall be made in a lump sum within thirty (30) days after the date of termination. Fidelity’s obligation to pay the amounts specified in this Section 11 is strictly conditioned upon the execution, and non-revocation, by Ferris of a general waiver and release of claims in a form satisfactory to Fidelity.

(c) If Ferris elects COBRA continuation coverage, a lump sum cash payment, made within thirty (30) days following the election, equal to (i) the monthly cost for COBRA continuation coverage (as in effect as of the Termination Date) for group medical, dental and vision coverage for Ferris and his dependents (to the extent Ferris and, if applicable, his dependents are covered by Fidelity’s health and welfare plans at the Termination Date) immediately before the Termination Date, multiplied by (ii) the number of months represented by the remaining portion of the Term.

(d) Taxes. Fidelity will reduce any payment for income and payroll tax withholding requirements, and Ferris shall be responsible for paying all other taxes, if any, due on the payments provided under this Section.

12. EFFECT OF TERMINATION OF EMPLOYMENT BY FIDELITY FOR CAUSE, OR BY FERRIS WITHOUT GOOD REASON. If Ferris’ employment hereunder is terminated For Cause, or by Ferris Without Good Reason, Ferris shall be entitled to receive his Base Salary only through the date of termination and any unreimbursed business expenses. All other benefits, if any, owing to Ferris or his dependents or spouse shall be determined in accordance with the then applicable plans and policies of Fidelity.

13. RESTRICTIVE COVENANTS.

(a) AGREEMENT NOT TO COMPETE. During his employment with Fidelity and for a period of one year thereafter, if the reason for the termination of his employment is anything other than termination by Fidelity with or without cause, Ferris covenants and agrees not to directly or indirectly perform any services for, work for, carry on, engage in, or establish, a business similar to or in competition with Fidelity, within:

i. the Louisiana parishes of Acadia, Ascension, Assumption, Beauregard, Bossier, Caddo, Calcasieu, East Baton Rouge, East Feliciana, Iberville, Jefferson, Lafayette, Livingston, Orleans, Plaquemines, St. Bernard, St. John the Baptist, St. Tammany, Tangipahoa, Washington, West Baton Rouge, so long as Fidelity carries on a like business therein;

ii. the Mississippi counties of Adams, Forrest, Hancock, Harrison, Jackson, Lamar, Pike, Madison, Warren, so long as Fidelity carries on a like business therein;

iii. the Florida counties of Escambia and Okaloosa, so long as Fidelity carries on a like business therein.

For purposes of this Section of the Agreement, the business of Fidelity is defined as banking services as performed by Fidelity and its affiliates and divisions.

It is the parties’ mutual intent that this Section will be in effect in all geographical jurisdictions where Fidelity is conducting its business and has physical bank branch locations or loan production offices, owns property that was acquired for the purpose of future bank expansion, or has ongoing construction or a contract for construction of a bank branch location. Ferris agrees that Fidelity may supplement or otherwise amend the listing of parishes to which this Section 13(a) applies, as necessary, to reflect any changes in the geographical area in which the business of Fidelity is conducted; and that such changes shall be immediately effective and binding on him upon written notice from Fidelity to Ferris as contemplated by Section 21(h), below.

It is the parties’ mutual intent that the provisions of this Section 13(a) shall not apply if the reason for Ferris’ separation from Fidelity is due to a decision by Fidelity with or without cause or if the separation for any reason occurs following a Change in Control.

(b) AGREEMENT NOT TO SOLICIT CUSTOMERS. During his employment with Fidelity and for a period of two (2) years thereafter, regardless of the reason for termination of his employment, Ferris agrees that he shall not directly or indirectly solicit, endeavor to entice away from Fidelity or its affiliates or divisions, or otherwise interfere with the relationship between Fidelity and its affiliates and divisions and any customer, client, donor, or vendor.

More specifically, Ferris covenants and agrees not to directly or indirectly solicit any existing customers of Fidelity or NOLA Lending (or any person or entity who was a customer of Fidelity or its affiliates or divisions within the six months immediately preceding the termination of his employment) for purposes of taking said customers’ business away from Fidelity and its affiliates and divisions or otherwise for the benefit of any other person, business or company to the direct detriment of Fidelity/NOLA Lending, so long as said customers reside or have their businesses in:

i. the Louisiana parishes of Acadia, Ascension, Assumption, Beauregard, Bossier, Caddo, Calcasieu, East Baton Rouge, East Feliciana, Iberville, Jefferson, Lafayette, Livingston, Orleans, Plaquemines, St. Bernard, St. John the Baptist, St. Tammany, Tangipahoa, Washington, West Baton Rouge, so long as Fidelity carries on a like business therein;

ii. the Mississippi counties of Adams, Forrest, Hancock, Harrison, Jackson, Lamar, Pike, Madison, Warren, so long as Fidelity carries on a like business therein;

iii. the Florida counties of Escambia and Okaloosa, so long as Fidelity carries on a like business therein.

For purposes of this Section of the Agreement, the business of Fidelity is defined as banking services as performed by Fidelity and its affiliates and divisions.

It is the parties’ mutual intent that this Section will be in effect in all geographical jurisdictions where Fidelity is conducting its business and has physical bank branch locations, owns property that was acquired for the purpose of future bank expansion, or has ongoing construction or a contract for construction of a bank branch location. Ferris agrees that Fidelity may supplement or otherwise amend the listing of parishes in which this Section 13(b) applies, as necessary, to reflect any changes in the geographical area in which the business of Fidelity is conducted; and that such changes shall be immediately effective and binding on him upon written notice from Fidelity to Ferris as contemplated by Section 21(h), below.

(c) AGREEMENT NOT TO SOLICIT EMPLOYEES. During his employment with Fidelity and for a period of two (2) years thereafter, regardless of the reason for termination of his employment, Ferris hereby covenants and agrees that he will not directly or indirectly (i) hire or take away, or (ii) cause to be hired or taken away, any employee of Fidelity or its affiliates or divisions for the purpose of employment in any business materially competitive with Fidelity. For purposes of this Section, the business of Fidelity includes banking and mortgage services performed by Fidelity or its affiliates or divisions.

14. CHANGE IN CONTROL.

(a) For the purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 14(a), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

i. A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

ii. A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

iii. A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement as a result of the conversion of the Bank from the mutual to the stock form of organization pursuant to the Plan of Conversion, dated as of March 28, 2024.

(b) Upon the termination of Ferris’ employment by the Bank (or any successor) Without Cause or by Ferris With Good Reason during the Term on or following the effective time of a Change in Control, the Bank (or any successor) will pay or provide Ferris, or Ferris’ estate in the event of Ferris’ subsequent death, with the following:

i. any Accrued Obligations;

ii. a cash payment (the “Change in Control Severance”) equal to three (3) times the sum of: (A) Ferris’ Base Salary at the date of termination (or Ferris’ Base Salary in effect immediately prior to the Change in Control, if higher); and (B) the [average annual cash bonus paid or earned] for any of the three (3) most recently completed annual performance periods prior to the Change in Control, payable in a lump sum within 10 days of Ferris’ date of termination; and

A lump sum cash payment, within ten (10) days of the date of termination, equal to (i) the monthly cost for COBRA continuation coverage (as in effect as of the Date) for group medical, dental and vision coverage for Ferris and his dependents (to the extent that Ferris and, if applicable his dependents are covered by the Fidelity’s health and welfare plans at the Termination Date) immediately before the Termination Date (whether or not Ferris actually elects COBRA continuation coverage), multiplied by (ii) 36.

Notwithstanding the foregoing, the payments and benefits provided in this Section 14(b) will be payable to Ferris in lieu of any payments or benefits that are payable under Section 11.

15. CONFIDENTIALITY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION, AND NON-DISPARAGEMENT.

(a) Ferris agrees that he will not, at any time, except as required to enforce this Agreement or as required by law, directly or indirectly disclose or discuss the negotiations of this Agreement or the terms of his employment to any other party, except his spouse, attorneys and tax or financial advisors.

(b) Ferris agrees that he will not, during the term of this Agreement, or at any time thereafter, impart to anyone any confidential information which Ferris may acquire in the performance of his duties under this Agreement, except as permitted by Fidelity or under compulsion of law. Under no circumstances shall Ferris use, directly or indirectly, any such information for his personal gain or profit. In the event Ferris receives legal process or a court order which could result in disclosure of confidential information, Ferris shall promptly notify the Chairman of the Board of Fidelity and cooperate with Fidelity in trying to obtain necessary court orders or agreements to protect such confidentiality.

(c) During the Term and thereafter, Ferris and the members of the Board agree that they shall not knowingly and intentionally make any statements or comments to the media harmful to the business interests of Fidelity or Ferris or otherwise of a negative or false nature about Fidelity, Ferris, the Board, or any senior officer of Fidelity, provided that in no event shall the foregoing limitation apply to:

(i) compliance with legal process or subpoena;

(ii) statements in response to inquiry from a court or regulatory body;

(iii) rebuttal of media stories or media allegations with regard to Fidelity, if approved in advance by the Board;

(iv) statements to a possible future employer in connection with employment discussion;

(v) truthful statements in connection with any litigation involving Fidelity; or

(vi) truthful statements in connection with any legally required reports or filings.

Fidelity acknowledges and affirms that its Board members have been instructed as to their personal obligation to comply with the provisions of this Section 15 and have indicated their understanding thereof.

16. INDEMNIFICATION AND LIABILITY INSURANCE. Fidelity shall indemnify, defend and hold and save harmless Ferris, Ferris’ heirs, administrators and executors, and each of them, from any and all actions and causes of action, claims, demands, liabilities, losses, damages or expenses, of whatsoever kind and nature, by a third party including judgments, interest, court costs and attorney’s fees and all other reasonable costs, expenses and charges which Ferris, his heirs, administrators or executors, or any of them, incurred as a result of carrying out the terms and conditions of this Agreement, to the maximum extent provided by applicable law and as per the Fidelity Indemnification Agreement, except in the case of gross negligence, willful misconduct or criminal acts or criminal omissions on the part of Ferris. Without limiting the foregoing, Fidelity expressly indemnifies Ferris to the fullest extent permitted by applicable law for any events relating to Fidelity, or reports, filings, actions or inactions of Fidelity that occurred prior to the effective date of this Agreement. Ferris, his heirs, administrators, executors, or any one of them, shall promptly notify Fidelity, through its Board Chair, of adverse claims or threatened or actual lawsuits and shall provide complete cooperation to the extent possible to Fidelity, its attorneys and agents in such case. Ferris shall have a right to select attorneys to defend him in any actual or threatened action, suit, proceeding or investigation, subject to Fidelity’s approval, which shall not be unreasonably withheld. Fidelity shall at all times cover Ferris under officer, director, professional and other appropriate liability insurance policies, both during the Term and thereafter for each applicable prescriptive period, while any potential liability exists, after the termination of this Agreement in the same amount and to the same extent, if any, as Fidelity covers its officers, directors and employees. The provisions of this Section 16 shall survive the termination of Ferris’ employment and the termination of this Agreement, as to claims, actions, suits or other proceedings concerning matters that arose during the Term.

17. VOLUNTARY MEDIATION. Fidelity and Ferris agree that, in the event of a dispute or controversy between them that cannot be informally resolved by the Parties hereto, an attempt to settle the dispute by mediation shall be completed prior to the initiation of Litigation or the filing of any charge or claim by either Party. The Mediator shall be selected by mutual agreement of the Parties, and the mediation shall be conducted in Orleans Parish.

18. FERRIS’ SUCCESSORS. This Agreement is personal to Ferris and, without the prior written consent of Fidelity, shall not be assignable by Ferris otherwise than by will or the law of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Ferris’ legal representatives.

19. FIDELITY’S SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon Fidelity and its successors during the Term. In the event of a merger, sale, transfer, consolidation, or reorganization involving Fidelity, this Agreement shall continue in full force, inure to the benefit of, and become an obligation of Fidelity’s successor.

20. CERTAIN APPLICABLE LAW. Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Bank may terminate Ferris’ employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Ferris’ right to compensation or other benefits under this Agreement. Ferris shall have no right to receive compensation or other benefits under this Agreement for any period after Ferris’ termination for Cause, other than the Accrued Obligations.

(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Ferris’ termination of employment, then such payments or benefits will be payable only upon Ferris’ “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Ferris reasonably anticipate that either no further services will be performed by Ferris after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d) Notwithstanding the foregoing, if Ferris is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Ferris’ Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Ferris’ Separation from Service. Rather, any payment which would otherwise be paid to Ferris during such period shall be accumulated and paid to Ferris in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Ferris shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(g) Notwithstanding anything in this Agreement to the contrary, Ferris understands that nothing contained in this Agreement limits the Ferris’ ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). Ferris further understands that this Agreement does not limit the Ferris’ ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit the Ferris’ right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, Ferris understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

21. MISCELLANEOUS.

(a) Requirement for Mutual Agreement. This Agreement may not be altered, amended, modified, or terminated other than by a written agreement signed by Ferris and Fidelity.

(b) Joint Effect of Agreement. Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Fidelity and Ferris to make either jointly liable with the other for any obligation arising out of the activities and services contemplated by this Agreement.

(c) Bond. Fidelity may, at its option and expense, obtain a faithful performance and fidelity bond on Ferris.

(d) Waiver. The failure of either party hereto to enforce any term or provision of this Agreement, or any breach or default, shall not constitute a waiver of any other term or condition, or a breach or default of this Agreement, whether similar to or different from the breach or default waived.

(e) Severance and Reformation. Should any provision of this Agreement be found by a court of competent jurisdiction to be invalid, unenforceable, or overbroad as a matter of any applicable law, Fidelity and Ferris hereby expressly agree that it is their mutual intent that the provision, specifically including but not limited to any provision in Section 13, be judicially reformed so that, as reformed, it may be enforced consistent with the Parties’ original intent as set forth in the Agreement and to the maximum extent permitted by all applicable laws. Fidelity and Ferris further agree that it is their mutual intent that only when an invalid or unenforceable provision cannot be so reformed may it be severed from this Agreement, with all remaining provisions continuing in full force and effect, and that any such severance shall be accomplished in a manner that maintains the fullest measure of the Agreement’s original language and the Parties’ original intent expressed herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement.

(f) Headings. The Section and Section headings and numbers in this Agreement have been inserted for the convenience of reference only, and if there is any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

(g) Applicable Law. This Agreement has been executed in New Orleans, Louisiana and shall be governed in accordance with the laws of the State of Louisiana in every respect, applied without reference to principles of conflict of laws, except that the normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this instrument.

(h) Notices. Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire or electronic transmission which has been acknowledged by the other party as being received, or two days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

If to Ferris:	Christopher S. Ferris
(last known address on record at the Bank)

If to Fidelity:	Katherine A. Crosby Chairman of the Board Fidelity Bank
353 Carondelet St.
New Orleans, LA 70130

[or to the then Chairman of the Board at this address]

(i) Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersedes all other agreements, including the Prior Agreement, arrangements and communications between the parties concerning such subject matter, whether oral or written.

(j) Multiple Counterparts. In order to expedite the action contemplated herein, facsimile signatures may be used in place of original signatures on this Agreement. The parties hereto intend to be bound by the signatures on the telecopied or electronically transmitted document, are aware that the other party will rely on the facsimile signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. To the extent the parties transmit their signatures by telecopy or electronic transmission, the original signature shall promptly thereafter be delivered to Fidelity for compilation.

[Signature page follows]

Executed at New Orleans, Louisiana, on the dates indicated.

Fidelity Bank

By:	/s/ Katherine A. Crosby	/s/ Christopher S. Ferris
	Katherine A. Crosby	Christopher S. Ferris
	Chairman of the Board	President and Chief Executive Officer

Date: February 28, 2024		Date: February 28, 2024